[Logo]Thrivent Financial for Lutherans
625 Fourth Ave. S., Minneapolis, MN 55415-1624

April 28, 2003

Thrivent Financial for Lutherans
625 Fourth Avenue South
Minneapolis, MN 55415
Ladies and Gentlemen:

This opinion is furnished in connection with filing a post-effective amendment to the registration statement on Form N-6 ("Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the "1933 Act") and the Investment Company Act of 1940. This post-effective amendment is being filed by Thrivent Variable Life Account I (the "Separate Account") with respect to variable universal life insurance contracts (the "Contracts") issued by Thrivent Financial for Lutherans ("Thrivent Financial").

I have examined documents relating to the establishment of the Separate Account, the form of the Registration Statement, and such other documents and matters of law as I have deemed necessary for this opinion.

It is my opinion that:

  Thrivent Financial is a fraternal benefit society organized under the laws of the State of Wisconsin.

  The Separate Account is a separate account validly existing pursuant to the laws of the State of Wisconsin.

  The portion of the assets held in the Separate Account equal to reserves and other Contract liabilities with respect to the Separate Account are not chargeable with liabilities arising out of any other business Thrivent Financial may conduct.

  The Contracts, when issued as contemplated by the Registration Statement and in compliance with applicable local law, constitute legal and binding obligations of Thrivent Financial in accordance with the terms of the Contracts.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ John C. Bjork
John C. Bjork
Senior Counsel